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                                                                    EXHIBIT 12.1


                                NORDSTROM, INC.
                 COMPUTATION OF RATIO OF EARNINGS AVAILABLE FOR
                         FIXED CHARGES TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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

                                                                                                           NINE-MONTHS ENDED
                                                                 YEAR ENDED JANUARY 31,                      OCTOBER 31,
                                              -------------------------------------------------------    --------------------
                                                1994       1995       1996        1997         1998        1997        1998
                                              --------   --------    --------   --------    ---------    --------    --------
EARNINGS PER
  FINANCIAL STATEMENTS: ..................... $140,418  $202,958     $165,112    $147,505    $186,213    $127,080    $140,174
    Add (Deduct):
      Provision for Income Taxes ............   90,500   132,600      107,200      96,000     121,000      82,600      88,900
      Fixed Charges .........................   58,118    56,917       64,517      59,822      60,895      45,536      54,525
      Capitalized Interest ..................   (1,510)   (6,015)      (5,177)     (4,823)     (8,347)     (7,919)     (4,802)
                                              --------  --------     --------    --------    --------    --------    --------
    Earnings for Computation................. $287,526  $386,460     $331,652    $298,504    $359,761    $247,297    $278,797
                                              ========  ========     ========    ========    ========    ========    ========

FIXED CHARGES:
  Interest Expense:
    Debt and Capitalized Leases ............. $ 40,780  $ 39,095     $ 46,676    $ 43,653    $ 43,818    $ 32,448    $ 39,910
    Equipment Leases Component ..............    4,043     3,567        3,057       1,901       1,865       1,419       1,420
    Operating Leases Component ..............   13,295    14,255       14,784      14,268      15,212      11,669      13,195
                                              --------  --------     --------    --------    --------    --------    --------
  Total Fixed Charges ....................... $ 58,118  $ 56,917     $ 64,517    $ 59,822    $ 60,895    $ 45,536    $ 54,525
                                              ========  ========     ========    ========    ========    ========    ========
Ratio of Earnings To Fixed Charges...........     4.95      6.79         5.14        4.99        5.91        5.43        5.11
                                              ========  ========     ========    ========    ========    ========    ========

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